Exhibit 5.1

August 2, 2022

Hillman Solutions Corp.

10590 Hamilton Avenue

Cincinnati, Ohio 45231

Re:	Post-Effective Amendment on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Hillman Solutions Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-258823) (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed resale of up to 101,257,319 shares (the “Selling Holder Shares”) of common stock, par value $0.0001 per share, of the Company by the selling stockholders listed in the Registration Statement, all of which Selling Holder Shares may be sold from time to time and on a delayed or continuous basis, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”).

In rendering this opinion, we have examined copies of (a) the Company’s Third Amended and Restated Certificate of Incorporation, (b) the Company’s Amended and Restated Bylaws, (c) the Registration Statement and Prospectus, and (d) copies of such other agreements, documents, instruments, and records as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Holder Shares have been duly authorized by all necessary corporate action of the Company, and the Selling Holder Shares are validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the Delaware General Corporation Law, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Holder Shares, the Registration Statement or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP